EXHIBIT 99.1

                       IN THE UNITED STATES DISTRICT COURT
                        FOR THE WESTERN DISTRICT OF PENN



                                            )
ELMER A. SCMITZER and FRANCIS J.
QUINN, on their behalf and on behalf        )
of all others similarly situated,           )          Civil Action No. 96-1248
                                            )
                           Plaintiffs,      )
                                            )
         vs.                                )
                                            )
THE ITALIAN OVEN, INC.; JAMES               )          COMPLAINT - CLASS ACTION
A. FRYE; RALPH GUARINO;                     )
GARY L. STEIB; MICHAEL B.                   )          JURY TRIAL DEMANDED
UNDERSTEIN; JEFFREY W. LETWIN;              )
KIRBY CAMPBELL; JOHN E. HUGHES,             )
JR.; JAMES A RUDOLPH; DRU                   )
SEDWICK; KATHLEEN SYNNOTT;                  )
WHEAT FIRST BUTCHER SINGER and              )
WHEAT, FIRST SECURITIES, INC.               )
                                            )
                    Defendants.             )
                                            )


                  Plaintiffs, by their attorneys, make the following allegations upon information and belief (except as to the allegations specifically pertaining to the named plaintiffs and their counsel), based upon the facts alleged below, which are predicated upon, inter alia, a review of relevant filings made with the Securities and Exchange Commission ("SEC"), press releases, news and analyst reports, and an investigation undertaken by plaintiffs' counsel. Plaintiffs believe that further substantial evidentiary support will exist for the allegations set forth below after a reasonable opportunity for discovery.

                              NATURE OF THE ACTION

         1. This is a federal securities class action on behalf of a class (the "Class") consisting of all persons other than defendants who purchased the common stock of The Italian Oven, Inc. ("Italian Oven" or the "Company") between November 21, 1995 and June 24, 1996 (the "Class Period"). Italian Oven shares are listed on the NASDAQ National Market System. During the Class Period, and in connection with the initial public offering (the "Offering") of its common shares, Italian Oven issued a series of false statements about Italian Oven's business and prospects for future results which were materially false and misleading.

         JURISDICTION AND VENUE 2. The claims asserted herein arise under and pursuant to Sections 11, 12 (a) (2) and 15 of the Securities Act of 1933, as amended (the "Securities Act") [15 U.S.C.ss.ss.77k, 77l (a) (2) and 77o].

         3. This Court has jurisdiction of this action pursuant to Section 22 of the Securities Act [115 U.S.C.ss.77v] and 28 U.S.C.ss.ss.1331 and 1337.

         4. Venue is properly laid in this District pursuant to Section 22 of the Securities Act and 28 U.S.C. ss. 1391(b) and (c). The acts and conduct complained of herein, including the preparation, issuance and dissemination of materially false and misleading information to the investing public, occurred in substantial part in the Western District of Pennsylvania.

                  5. In connection with the acts and conduct alleged in this Complaint, defendants, directly or indirectly, used the means and instrumentalities of interstate commerce, including the mails and telephonic communications and the facilities of the NASDAQ National Market System, a national securities exchange.

                                     PARTIES

         6. Plaintiff Elmer A. Schmitzer purchased 1,000 shares of Italian Oven common stock on November 21, 1995, pursuant to the Prospectus (defined below), and was damaged thereby.

         7. Plaintiff Francis J. Quinn purchased 200 shares of Italian Oven common stock on November 21, 1995, pursuant to the Prospectus (defined below), and was damaged thereby.

         8. Defendant Italian Oven owns, operates and franchises Italian-style family restaurants in 17 states in the United States and in Australia. Italian Oven maintains its principal executive offices at Eleven Lloyd Avenue, Latrobe, Pennsylvania. As of October 30, 1995, there were 91 Italian Oven restaurants in operation. on or about November 21, 1995, there was an initial public offering of 2,700,000 shares of Italian Oven common stock (the offering").

         9. The individuals named as defendants herein (the "Individual Defendants") served, at times material to the claims set forth herein, as a senior officers and/or directors of Italian Oven in the positions met forth opposite their names as follows:

     Name                           Position
     ----                           --------

     James A. Frye                  Chairman and Chief Executive Officer

     Ralph J. Guarino               President, Chief Operating Officer
                                    and a Director

     Gary L. Steib                  Vice President of Finance, Chief Financial
                                    officer and Treasurer

     Michael B. Tinderstein         Senior Vice President of Operations

     Jeffrey W. Letwin              Secretary and a Director

     Kirby Campbell                 Director

     John E. Hughes, Jr.            Director

     James A. Rudolph               Director

     Dru Sedwick                    Director

     Kathleen E. Synnott            Director

         Each of the individual Defendants named herein signed, personally or by attorney-in-fact, the Company's Registration Statement.

         10. Defendants Wheat First Butcher Singer and Wheat, First Securities, Inc. (collectively, "Wheat First" or the "Underwriter Defendants") substantially participated in the commission of the wrongs alleged herein through their involvement in the Offering of Italian oven's shares. The Underwriter Defendants were at all times entities engaged in the business of investment banking, underwriting and selling securities to the investing public. The Underwriter Defendants were the lead underwriters of the offering, for which they received substantial fees. Prior to the Offering, the Underwriter Defendants were required to and did conduct an investigation into the business, operations, prospects, financial condition and accounting and management control systems of Italian Oven, known as a due diligence investigation". In the course of such investigation, the Underwriter Defendants would have obtained knowledge of the facts alleged herein if they had acted with reasonable care. At all relevant times, defendants had a duty to promptly disseminate truthful and accurate information with respect to Italian Oven and its affairs.

         11. Plaintiffs bring this action as a class action pursuant to Federal Rules of Civil procedure 23 (a) and 23 (b) (3) on behalf of themselves and on behalf of a class (the "Class") of persons who purchased shares of Italian Oven common stock on the Offering or between November 21, 1995 and June 24, 1996, inclusive (the "Class Period"). Excluded from the Class are defendants herein, members of the immediate family of each of the defendants, any person, firm, trust, corporation, officer, director or other individual or entity in which any defendant has a controlling interest or which is related to or affiliated with any of the defendants, and the legal representatives, agents, affiliates, heirs, successors-in-interest or assigns of any such excluded party.

         12. The members of the Class are so numerous that joinder of all members is impracticable. Italian Oven and a certain "Selling Shareholder" of Italian Oven sold 2,700,000 shares to members of the investing public on or about November 21, 1995, at a price of $8.00 per share, and, throughout the Class Period, the common shares of Italian Oven were actively traded on the NASDAQ National Market System. The precise number of class members is unknown to plaintiff at this time but class members are believed to number in the thousands. In addition, the names and addresses of the class members can be ascertained from the books and records of Italian oven or its agents.

         13. Plaintiffs will fairly and adequately represent and protect the interests of the members of the Class. Plaintiffs a have retained competent counsel experienced in class action litigation under the federal securities laws to further ensure such protection and intend to prosecute this action vigorously.

         14. Plaintiffs' claims are typical of the claims of the other members of the Class because plaintiffs and all the class members' damages arise from and were caused by the same false and misleading representations and omissions made by or chargeable to defendants. Plaintiffs do not have interests antagonistic to, or in conflict with, the Class.

         15. A class action is superior to other available methods for the fair and efficient adjudication of this controversy. Since the damages suffered by individual class members may be relatively small, the expense and burden of individual litigation make it virtually impossible for the class members to seek redress for the wrongful conduct alleged. Plaintiffs know of no difficulty which will be encountered in the management of this litigation which would preclude its maintenance as a class action.

         16. Common questions of law and fact exist as to all members of the Class and predominate over any questions affecting solely individual members of the Class. Among the questions of law and fact common to the Class are:

               (a)  Whether  the  federal   securities  laws  were  violated  by
                    defendants' acts as alleged herein;

               (b) Whether the prospectus, registration statement, documents, filings, releases and statements disseminated by defendants to the investing public in connection with the Offering omitted and/or misrepresented material facts about Italian Oven and its business; and (c) The extent of injuries sustained by members of the Class and the appropriate measure of damages.

         17. The names and addresses of the record owners of the shares of Italian Oven common stock purchased during the Class Period are available from Italian Oven's transfer agent and the underwriters to the Offering. Notice can be provided to such record owners by a combination of published notice and first class mail using techniques and a form of notice similar to those customarily used in class actions arising under the federal securities laws.


                             SUBSTANTIVE ALLEGATIONS


         18. Italian Oven, through the Underwriter Defendants, sold 2,214,885 Italian Oven common shares on or about November 21, 1995, in the Offering, at a price of $8.00 per share. The Underwriter Defendants substantially participated in and shared control over all aspects of the Offering.

         19. On or about November 22, 1995, defendants filed with the SEC a final Form S-1 Registration Statement (the "Registration Statement") for the Offering of the shares of Italian Oven common stock. On or about November 20, 1995, the prospectus (the "Prospectus") with respect to the Offering and which forms part of the Registration Statement became effective and Italian Oven sold, through the Underwriter Defendants, the common shares being offered commencing November 21, 1995.

         20. The Prospectus was materially false and misleading for several reasons. Expansion Problems Before The Offering

         21. (a) Among other things, the Prospectus portrayed the Company as a rapidly expanding restaurant chain with a strategy for achieving sustained and growing profitability. Thus, for instance, the Prospectus states in pertinent part at pages 23-24:


                  Expansion. The Company has entered into development and franchise agreements that provide for the opening of up to 372 additional restaurants in the United States and Australia, of which 183 (49%) are scheduled to open by 1999. The Company's goal is to have Company-owned restaurants represent approximately 30% of system-wide restaurants. In 1996, the Company plans to open a total of 28-32 restaurants and its franchisees have contracted to open a total of 66 restaurants.

                                      * * *

                  In February 1995, the Company entered into an agreement pursuant to which Sizzler International, Inc., through a wholly owned subsidiary ("Sizzler"), is scheduled to open 125 restaurants in Australia over a 25-year period. Under its development agreement with the Company, Sizzler is scheduled to open three restaurants by February 1996, four additional restaurants by February 1997, six additional restaurants by February 1998 and six additional restaurants by February 1999.

               (b) Similarly, the Prospectus states at page 16 that "[m]anagement believes that the corporate infrastructure which the Company has developed is substantially sufficient to support its expansion plans."

               (c) In an effort to portray the Company' s operations as rapidly improving, the Prospectus states at page 16: Over the last 36 months, James A. Frye . . . has assembled a team of professional senior managers experienced in multi-unit restaurant operations . . . This team has improved the results of restaurants by increasing sales, reducing the cost of good sold and other operating costs, taking over certain restaurants from franchisees which were not fulfilling their contractual obligations and instituting more rigorous financial and operational standards for developers and franchisees.

               (d) Importantly, the Prospectus also stated at page 4 that the Company's near-term goal pursuant to its rapid expansion strategy was that "[i]n 1996, the Company plans to open a total of 28-32 restaurants and its franchisees have contracted with the Company to open a total of 66 restaurants."

                  22. Although the Prospectus also stated (at page 25) that "[n]o assurance can be given that the Company or its developers or franchisees will be successful in opening the restaurants currently projected or schedule to be open", this generalized, boilerplate disclaimer was materially insufficient to apprise investors of various material factors which were severely impairing the Company's expansion "strategy" at the time of the Offering and which directly undermined any legitimate expectation of opening within the reasonably near future "28-32 [company-owned] restaurants" and "66 (franchised] restaurants" and any legitimate belief that the Company's infrastructure was then "substantially sufficient to support its expansion plans".

               (a) The Prospectus failed to disclose that the Company could not reasonably rely upon Sizzler to participate in any significant expansion program of the Company inasmuch as Sizzler was itself facing a severe liquidity crisis at the time of the Offering which forced it to default on its developmental agreements with the Company, which necessarily would preclude its ability to contribute to the Company's expansion, and which ultimately forced Sizzler into bankruptcy, or, alternatively, that the Company's due diligence with respect to its developmental relationship with Sizzler was grossly inadequate to identify the financial instability which undermined Sizzler's ability to perform in accordance with its agreements with the Company.

               (b) The Prospectus similarly failed to disclose that other "developers" of Italian Oven restaurants were either experiencing difficulties obtaining the requisite financing to fulfill their obligations under their respective development agreements with the Company, or that certain of such developers had decided to delay or terminate plans to open new restaurants in accordance with such agreements, and/or that certain other developers had been terminated by the Company for their own failures to adhere to their respective development agreements, thus impeding the ability of the Company to achieve expansion of the magnitude necessary to enjoy economies of scale and other anticipated benefits of the Company's stated expansion "strategy".

               (c) The Prospectus also failed to disclose that the Company's purported expectations of rapid expansion were undermined by the Company's own liquidity crisis, its inability to generate cash flow sufficient to sustain the expansion "strategy" described in the Prospectus, its inability and/or refusal to collect upon certain personal loans amounting to approximately $100,000 at the time of the Offering and increasing to $435,000 thereafter made by the Company to defendant Frye, and, as described below, the increasing pressure placed upon the Company by PNC Bank, which was one of the Company's largest creditors -- which pressure ultimately resulted in the Company being cut off from any additional financing by PNC.

The Offering Was The Result Of PNC Bank Pressure

         23. The Prospectus failed to disclose in any way that the Offering was necessitated by Italian Oven's troubled relations with its primary lending bank, PNC Bank, which refused to grant it additional credit due to the Company's highly leveraged condition and the decline in its business which had started by the time of the Offering.

         24. The Prospectus also failed to disclose that an Offering to raise substantial additional equity capital was a condition of PNC Bank, which condition it imposed because of the decline in Italian Oven's business which had already begun by the time of the Offering and the Company's unfavorable prospects for future earnings growth. Prior Efforts At Raising Capital Were Fraudulent

                  25. The Prospectus also failed-to disclose that the Company's previous efforts at raising capital -- primarily through various private placements of shares of Italian Oven common stock were systematically effected by fraudulent means, including repeated representations as to the ability of the Company to achieve profitability in the then-near future in 1994 and early 1995, all of which were materially false and misleading; and that such prior private offerings were effected with a failure to disclose that many of the shares sold in such prior private placements were the personal holdings of defendant Frye and his wife, who were apparently seeking to "cash out" of the Company, rather than being shares of Company stock from its treasury which might be utilized to raise working capital for the Company's expansion and to enhance its working cash position.

         26. As a result of all of the foregoing, defendants' statements about Italian Oven's future prospects were materially false and misleading and lacking a reasonable basis, which defendants failed timely to correct.

The Truth Begins To Emerge

                  27. Notwithstanding Wheat First's repeated "booster shots" (i.e., well-timed and favorable analyst reports from an underwriter of the offering) which attempted to bolster Italian Oven's stock with pronouncements of Italian Oven's purportedly "strong unit expansion pace" which "should also fuel a swing to net profitability in 1Q:96" [Wheat First report dated December 21, 1995 recommending that investors "BUY" Italian Oven shares], Italian Oven's already poor financial condition was worsening.

         28. On or about April 25, 1996, the Company announced its financial results for the first quarter of fiscal year 1996. The Company reported a loss for the quarter of $142,809.

         29. On or about May 17, 1996, the Company announced that defendant Guarino, then-President and Chief Operating Officer was leaving the Company "to pursue other interests."

         30. On or about June 24, 1996, the Company's Board of Directors announced that "Cornerstone Capital Advisors, Ltd. has been engaged, effective immediately, to serve as the company's interim manager to seek to improve the company's liquidity." According to this press release, defendant Frye had "relinquished the day-to-day responsibilities of his office" to Cornerstone Capital Advisors. The press release also stated pertinently that:

                  The Board determined that these actions were necessary in light of recent erosion in the company's cash position. The company has been negatively impacted by weaker than projected sales in 1996 due, in part, to, adverse weather condition in the first quarter. In addition, PNC Bank terminated its line of credit to the company. ... The company does not have another credit facility outstanding or under commitment, and is actively seeking a source of financing.

                  The company's cash position has been further negatively impacted by amounts outstanding from Mr. Frye of $435,000.

                  31. This shocking press release starkly contradicted the Company's prior representations in the Prospectus, dated only seven months earlier. Its prior representations concerning its strong financial condition and its strategy for expansion and the future prospects of the Company were all materially misstated by its failure to adequately and properly disclose the numerous .problems confronting the Company, o expansion plan at the time of the Offering and which were `Severely impairing the ability of the company to maintain cash flow sufficient to continue the growth Of its operations. As at November 21, 1995 -- the date of the Prospectus -- defendants knew or in the exercise of reasonable diligence should have known that the Company's expansion plan was experiencing these severe constraints.

                  32. As a result of the Company's declining position and poor performance, the price of its shares -- which were offered to the public at $8.00 per share in November 1995 -- has declined sharply to close at $2.00 per share (on volume of 374,400 shares or approximately ten times its average daily volume) on June 24, 1996, down $1.125 from the previous trading day, and a 75% decline from the price of the stock in the Offering.

                  33. In wrongful disregard of the truth and/or as part of their ongoing efforts to continue the illusion of Italian Oven, a profitability, business success, expected substantial profitability and market leadership, defendants made or participated in the making of materially false and misleading statements to the investing public as particularized above. These representations were materially false and misleading when made for the reasons set forth above.

                  34. The June 24, 1996, announcement revealed problems relating to Italian Oven's financial condition and prospects which by their nature were ongoing and severe. These problems were operative through the relevant time period and contradicted and discredited defendant's false statements of optimism and outlook to the investing public.

                                     COUNT I

                     [Against All Defendants For Violations
                      Of Section 11 Of The Securities Act]

         35. Plaintiffs repeat and reallege each and every allegation contained above.

         36. This Count is brought pursuant to Section 11 of the Securities Act, 15 U.S.C.ss.77k, on behalf of the Class, against all defendants.

                  37. The Registration Statement for the Offering was inaccurate and misleading, contained untrue statements of material facts, omitted to state other facts necessary to make the statements made not misleading, and concealed and failed adequately to disclose material facts as described. above.

                  38. The Company is the registrant for the Offering. Wheat First was the lead underwriter of the Italian Oven shares sold in the Offering as defined in Section 11 (a) (5) of the Securities Act. The defendants named herein were responsible for the contents and dissemination of the Registration Statement and the Prospectus.

                  39. As issuer of the shares, Italian Oven is strictly liable to plaintiffs and the Class for the misstatements and omissions. The Underwriter Defendants are also strictly liable for their sale of Italian Oven shares pursuant to the Offering.

                  40. As underwriters of the offering, each of the Underwriter Defendants owed to the purchasers of the shares of Italian Oven, including plaintiffs and the Class, the duty to make a reasonable and diligent investigation of the statements contained in the Prospectus at the time it became effective, to ensure that said statements were true and that there was no omission to state a material fact required to be stated in order to make the statements contained therein not misleading. The Underwriter Defendants knew, or in the exercise of reasonable care, should have known of the material misstatements and omissions contained in the Prospectus as set forth herein. As such, the Underwriter Defendants are liable to plaintiff s and the Class.

                  41. None of the defendants named herein made a reasonable investigation or possessed reasonable grounds for the belief that the statements contained in the Registration Statement and the Prospectus were true and without omissions of any material facts and were not misleading.

                  42. Defendants issued, caused to be issued and participated in the issuance of materially false and misleading written statements to the investing public which were contained in the Prospectus, which misrepresented or failed to disclose, inter alia, the facts set forth above. By reasons of the conduct herein alleged, each defendant violated, and/or controlled a person who violated, Section 11 of the Securities Act.

         43. Plaintiffs acquired Italian Oven shares issued pursuant to, or traceable to, and in reliance on, the Registration Statement.

         44. Plaintiffs and the Class have sustained damages. The value of Italian Oven shares has declined substantially subsequent to and due to defendants' violations.

                  45.  At  the  times  they   purchased   Italian  Oven  shares,
plaintiffs and other members of the Class were without knowledge of the facts concerning the wrongful conduct alleged herein and could not have reasonably discovered those facts prior to June 24, 1994. Less than one year elapsed from the time that plaintiffs discovered or reasonably could have discovered the facts upon which this complaint is based to the time that plaintiffs filed their Complaint. Less than three years elapsed from the time that the securities upon which this Count is brought were bona fide offered to the public to the time plaintiffs filed their Complaint.

                                    COUNT II
                    [Against All Defendants For Violations Of
                     Section 12(a)(2) Of The Securities Act]

         46. Plaintiffs repeat and reallege each and every allegation contained above.

         47. This Count is brought by plaintiffs pursuant to Section 12 (a) (2) of the Securities Act on behalf of all purchasers of Italian oven shares in connection with, and traceable to, the Offering.

         48. Defendants were sellers, offerors, and/or solicitors of sales of the shares offered pursuant to the November 21, 1995, Prospectus.

         49. The Prospectus contained untrue statements of material facts, omitted to state other facts necessary to make the statements made not misleading, and concealed and failed to disclose material. facts. Defendants' actions of solicitation included participating in the preparation of the false and misleading Prospectus.

         50. The defendants owed to the purchasers of Italian Oven shares, including plaintiffs and other class member purchasers of Italian oven shares, the duty to make a reasonable and diligent investigation of the statements contained in the Offering materials, including the Prospectus contained therein, to insure that such statements were true and that there was no omission to state a material fact required to be stated in order to make the statements contained therein not misleading. These defendants knew of, or in the exercise of reasonable care should have known of, the misstatements and omissions contained in the Offering materials as set forth above.

         51. Plaintiffs and other members of the Class purchased or otherwise acquired Italian Oven shares pursuant to and traceable to the defective Prospectus. Plaintiffs did not know, or in the exercise of reasonable diligence could not have known, of the untruths and omissions contained in the Prospectus.

         52. Plaintiffs, individually and representatively, hereby offer to tender to defendants those securities which plaintiffs and other Class members continue to own, on behalf of all members of the Class who continue to own such securities, in return for the consideration paid for those securities together with interest thereon.

         53. By reason of the conduct alleged herein, these defendants violated, and/or controlled a person who violated, ss. 12 (a) (2) of the Securities Act. Accordingly, plaintiffs and members of the Class who hold Italian Oven shares purchased in the Offering have the right to rescind and recover the consideration paid for their Italian Oven shares and, hereby elect to rescind and tender their Italian Oven shares to the defendants sued herein. Plaintiffs and Class members who have sold their Italian Oven shares are entitled to rescissory damages.

         54. Less than three years elapsed from the time that the securities upon which this Count is brought were sold to the Public to the time of the filing of this action. Less than one year elapsed f rom the time when plaintiffs discovered or reasonably could have discovered the facts upon which this Count is based to the time of the filing of this action

                                   COUNT III
                     [Against The Individual Defendants For
                 Violations of Section 15 of the Securities Act]

         55. Plaintiffs repeat and reallege each and every allegation contained above.

         56. This Count is brought pursuant to Section 15 of the Securities Act against the Individual Defendants.

         57. Each of the Individual Defendants was a control person of Italian Oven by virtue of their positions as directors and/or as senior offices of Italian Oven. The Individual Defendants also served on Italian Oven's Board of Directors. Finally, the Individual Defendants each had a series of direct and/or indirect business and/or personal relationships with other directors and/or major shareholders of Italian Oven.

         58. Each of the Individual Defendants was a culpable participant in the violations of Sections 11 and 12 (a) (2) of the Securities Act alleged in Counts I and II above, based on their having signed the Registration Statement and having otherwise participated in the process which allowed the Offering to be successfully completed.

                                    COUNT IV
                    [Violation of Pennsylvania Blue Sky Law,
                      70 P.S. 1-406, 1-407, 1-501 and 1-503
                             Against All Defendants]

         59. Plaintiffs repeat and reallege each and every allegation contained above.

         60. Defendants made untrue statements of material facts or omitted to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

         61. Defendants are an issuer (Italian Oven). officers and directors of an issuer (the Individual Defendants) and any other person whose relationship to the issuer gives him access, directly or indirectly, to material information about the issuer not generally available to the public (the Underwriter Defendants), who sold the security of an issuer in this State at a time when each of them knew material information about the issuer gained from such relationship, which information: (a) would significantly affect the market price of Italian Oven stock; (b) is and was not generally available to the public; and
(c) said defendants knew was not intended to be so available.

         62. By reason of the foregoing, defendants have violated 70 P.S. 1-406, and 1-407, are liable to plaintiffs and the Class pursuant to 70 P.S. 1-501, and are jointly and severally liable pursuant to 70 P.S. 1-503.

                               JURY TRIAL DEMANDED
                  Plaintiffs hereby demand a trial by Jury.


                                PRAYER FOR RELIEF

         WHEREFORE, plaintiffs, on behalf of themselves and the Class, pray for judgment as follows:

               A. declaring this action to be a plaintiff class action properly Maintained pursuant to Rule 23 (a) and (b) (3) of the Federal Rules of Civil Procedure;

               B. awarding plaintiffs and other members of the Class damages together with interest thereon;

               C. awarding plaintiffs and the Class rescission on Count II to the extent they still hold Italian Oven shares, or if sold, awarding rescissory damages in accordance with Section 12
                    (a) (2) of the Securities Act;

               D. awarding plaintiffs and other members of the Class their costs and expenses of this litigation, including reasonable attorneys' fees, accountants's fees and experts' fees and other costs and disbursements; and

               E. awarding plaintiffs and other members of the Class such other and further relief as may be just and proper under the circumstances.

Dated: July 2, 1996

                     LAW OFFICES OF
                     ALFRED G. YATES JR.

                     By:____________________________________
                              Alfred G. Yates, Jr.
                                (Pa. I.D. #17419)

                     519 Allegheny Building
                     429 Porbee Building
                     Pittsburgh, Pennsylvania
                     Phone:  (412) 391-5164
                     Fax:  (412) 471-1033

                     MILBERG WEISS BERSHAD
                        HYNES & LERACH LLP


                     By:____________________________________
                        David J. Bershad
                        Steven G. Schulman
                        Ralph M. Stone

                     One Penn Plaza
                     49th Floor
                     New York, New York  l0119
                     Phone:  (212) 594-5300
                     Fax:  (212) 868-1229

                          - and -

                     SCHIFFRIN & CRAIG


                     By:____________________________________
                              Richard S. Schiffrin
                                (Pa. I.D. #61872)
                               Andrew L. Barroway
                               (Pa. I.D., #64477)

                     Three Bala Plaza East
                     Suite 400
                     Bala Cynwyd, PA 19004
                     Phone:  (610) 667-7706
                     Fax:  (610) 667-7056

                     Attorneys for Plaintiffs